UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                       (Amendment No. ___________)*

                    LODGENET ENTERTAINMENT CORPORATION
                             (Name of Issuer)

                               COMMON STOCK
                      (Title of class of Securities)

                                540211 109
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement   X.  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the securities
Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    540211 109

1.   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northwestern Public Service Company
      Tax ID No. 46-0172280

2.   CHECK THE APPROPRIATE BOX IS A MEMBER OF A GROUP*

      (a)
      (b)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

      1,121,000

6.   SHARES VOTING POWER

      --

7.   SOLE DISPOSITIVE POWER

      1,121,000

8.   SHARED DISPOSITIVE POWER

      --

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,121,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDED CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.41%

12.  TYPE OF REPORTING PERSON*

     CO


CUSIP No.    540211 109

1.   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northwestern Networks, Inc.
      Tax ID No. 46-0393445

2.   CHECK THE APPROPRIATE BOX IS A MEMBER OF A GROUP*

      (a)
      (b)

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      South Dakota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

      1,121,000

6.   SHARES VOTING POWER

      --

7.   SOLE DISPOSITIVE POWER

      1,121,000

8.   SHARED DISPOSITIVE POWER

      --

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,121,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDED CERTAIN
     SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     15.41%

12.  TYPE OF REPORTING PERSON*

     CO


ITEM 1.

(a)  LodgeNet Entertainment Corporation
     808 West Avenue North
     Sioux Falls, South Dakota  57104

ITEM 2.

1.   (a)  Northwestern Public Service Company
     (b)  33 Third Street SE
          Huron, South Dakota  57350
     (c)  Delaware
     (d)  Common Stock
     (e)  540211 109

2.   (a)  Northwestern Networks, Inc.
     (b)  33 Third Street SE
          Huron, South Dakota  57350
     (c)  South Dakota
     (d)  Common Stock
     (e)  540211 109

ITEM 3.

N/A

ITEM 4.

Northwestern Public Service Company

(a)  AMOUNT BENEFICIALLY OWNED.

At December 31, 1993, Northwestern Public Service Company, through its wholly owned subsidiary Northwestern Networks, Inc., was deemed to own 1,121,000 shares. Northwestern Public Service Company has no other rights to acquire additional shares through the exercise of operation or otherwise.

(b)  PERCENT OF CLASS

15.41%

(c)  NUMBER OF SHARES AS TO WHICH NORTHWESTERN PUBLIC SERVICE COMPANY HAS:

(i)  Sold power to vote of direct the vote:

     1,121,000 shares

(ii) Shared power to vote or direct the vote:

     0 shares

(iii) Sold power to dispose or to direct the disposition of:

      1,121,000 shares

(iv) Shares power to dispose or direct the disposition of:

     0 shares

ITEM 5.

N/A

ITEM 6.

N/A

ITEM 7.

N/A

ITEM 8.

N/A

ITEM 9.

N/A

ITEM 10.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:  February 14, 1994

NORTHWESTERN PUBLIC SERVICE COMPANY

By:  /s/ R. F. Leyendecker

R. F. Leyendecker
Vice President-Rates & Regulation


NORTHWESTERN NETWORKS, INC.

By: /s/ R. F. Leyendecker

R. F. Leyendecker
Vice President